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                                                                   Exhibit 10.16
                           [TASER INTERNATIONAL LETTERHEAD]


May 26, 2000


Malcolm Sherman
9068 E. Hillery Dr.
Scottsdale, AZ 85260

Dear Malcolm,

This letter is to confirm our previous discussions regarding your pending retirement as a full time employee of TASER International.

- As we discussed, we would like you to work directly with Tom Smith to train him to maintain the current export customer base during the time between now and your formal retirement on June 30, 2000.

- The company will continue to pay your normal salary and car allowance up through June 30, although your work schedule between now and that time will be at your discretion in order to effectively train Tom and close any pending deals.

- After June 30, the company will pay your vacation time of 4 weeks in the month of July. These payments will be made on a biweekly basis concurrent with our normal payroll.

- Your outstanding balance of non-reimbursed expenses (approximately $30,000) will be repaid in full on a biweekly basis starting on August 15. These payments will be of the same amount as your current salary plus car allowance, paid on a biweekly basis concurrent with our payroll disbursements.

- You will be asked to continue to serve on the board of directors and as an active significant shareholder. As you are aware, we do not remunerate our board members with cash compensation. However, the company will extend your current stock options (20,000 shares) for an additional 5 years after your formal retirement (i.e. Expiration date of 7/1/2005). All of these options shall be considered vested as of June 30, 2000 if they have not already vested prior to that time.

- Further, the company shall work with you as an independent contractor (effective May 27th, 2000) in certain foreign countries. Specifically, you shall be considered the exclusive foreign agent for the countries of:

          -    India
          -    Nepal
          -    Sri Lanka


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        -    BANGLADESH
        -    UKRAINE
        -    JORDAN
        -    ISRAEL

        For a period of 12 months (i.e. Through June 30, 2001), these countries shall be reserved for you, operating as an independent contractor, to close an exclusive distribution deal. You will be paid a 10% commission for all sales in these countries for the period of time that you remain the exclusive agent. This 10% commission shall not include the $20,000 deposit already received from Jordan, but shall include any additional sums received from the distributor in Jordan. Commissions will be paid to Sherman as payments are received by TASER International regardless of shipping dates as listed on purchase orders. Sales prices offered to Sherman during the course of his appointment as "exclusive agent" shall be equal to the best of prices offered to any other exclusive agreement granted by the company. In those instances which requires overages in billing, i.e. over the export selling price of TASER, these amount are to be forwarded to third parties for "commissions". TASER International, Inc, Agrees to forward via wire transfer or company check to such accounts as directed upon instructions from Sherman after these funds have been secured. Sherman's 10% commission is based on the net product prices as given to Sherman by TASER (less freight and miscellaneous charges). Once payment of commissions or overages has been remitted as instructed by Sherman, TASER shall be released of all liability associated with the specific transactions.

        In order to maintain your exclusive agency for these areas, the following performance criteria must be met (the numbers in each column represent the number of ADVANCED TASERs sold within the territory):

        ----------------------------------------------------------------------------------------------------
        Country        3/30           3/30           3/30           3/30           3/30           3/30
                       2001           2002           2003           2004           2005           2006
        ----------------------------------------------------------------------------------------------------
        India          500            600            720            864            1036           1244
        ----------------------------------------------------------------------------------------------------
        Ukraine        300            360            432            518             622            748
        ---------------------------------------------------------------------------------------------------
        Sri Lanka      100            120            144            172             208            248
        ---------------------------------------------------------------------------------------------------
        Bangladesh     200            240            288            346             414            498
        ---------------------------------------------------------------------------------------------------
        Nepal           50             60             72             86             104            124
        ---------------------------------------------------------------------------------------------------
        Jordan         200            240            288            346             414            498
        ---------------------------------------------------------------------------------------------------
        Israel         200            240            288            346             414            498
        ---------------------------------------------------------------------------------------------------

        The sales in each column represent sales in the 12 calendar months proceeding the date atop the column. Should sales not meet or exceed this number, the exclusivity will expire without notice and the company will have the option to pursue other sales opportunities in those markets without further compensation due.

        All inquiries from these territories will be forwarded to Sherman directly, and no pricing information shall be given to inquiries without Sherman's prior consent.

- Under the terms of this representation, you will be responsible for all travel and other related expense for you to develop these markets. This shall include telephone


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     charges, cellular air time and all other related incidental expenses. We will, of course, support your efforts with reasonable collateral materials. Although you will remain on the payroll for the month of June as an employee, any sales in these territories (as listed above) beyond the $20,000 deposit already received from Jordan shall be treated as commissioned sales in your relationship as an independent contractor.

- For purposes of supporting your role as a sales agent in the above listed countries, you may continue to use the title of "Director of Sales and Marketing." But this exception is FOR THOSE TERRITORIES ONLY. Accordingly, you may use your existing business cards in conjunction with these countries.

- Any potential business outside the scope of countries listed in this agreement, including any initiated by distributors in the countries listed within this document (specifically: India, Nepal, Sri Lanka, Bangladesh, Ukraine, Jordan and Israel), must be approved by TASER International in advance. The company may accept or reject any offers for additional countries at its sole discretion. The company has current prospects in Egypt and other countries in the Middle East and shall pursue those prospects directly.

- Effective May 27th, you will be operating as an independent sales representative and independent contractor in relation to these foreign sales activities. You will also be responsible for ensuring that all distribution agreements in those countries comply with US export law and relevant laws concerning foreign commerce.

- Although you will remain a member of our board of directors, any commitments on behalf of the company subsequent to the date of this letter must be approved, and joint signed by either Tom or Rick Smith as active officers in the company.

-    All foreign orders shall be prepaid prior to shipment.

- In the event the company is going to go public through an IPO, be acquired by another entity, or raise a significant amount of capital to fund operations, the company shall have the right to buy-out the exclusivity provisions outlined above by a single payment equivalent to 6 months' historical commissions.

- I trust that the above accurately memorializes our discussion of yesterday. Should a disagreement arise over any of the provisions relating to your retirement, or the subsequent sales representation outlined above, we shall first sit over a beer and work it out. If this is unsuccessful, both parties (TASER International and Malcolm Sherman) hereby agree that any disputes shall be settled in binding arbitration under the rules of the American Arbitration Association. Specifically, this agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other representations and understandings both written and oral. This agreement is drafted under the laws of the state of Arizona, and the venue for any legal recourse shall take place under laws as written in Arizona, and the venue for any legal recourse shall take place under these laws and be adjudicated within its jurisdiction. Further, the parties agree that any controversy or claim arising out of, or relating to, this contract, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration


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     Association in the state of Arizona, USA under their auspices and the parties agree to have any dispute heard and adjudicated under these rules in the state of Arizona USA and both parties agree to be bound by the decision of the arbitrator and to pay their proportionate fees as required under the rules of the association and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

- This agreement may be amended or modified only in writing, signed in advance by the parties hereto or their designated representatives. This agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns.

- This memorandum outlines all terms related to your pending retirement, and the parties agree that any and all documents and or agreements entered into or/of prior date to this agreement are herein cancelled and mutually abrogated by the parties.

- This memorandum outlines all terms related to your pending retirement, and the parties hereby mutually release each other from any and all claims and/or obligations related to your employment as Director of Sales and Marketing for TASER International other than those obligations outlined herein. Pre-existing financial obligations currently owed to you (such as your salary, vacation pay, notes payable and accrued expenses) shall survive this agreement in their current form.

- TASER agrees to pay Sherman all outstanding balances owed as outlined above regardless and excluded from the releases in the preceding paragraph. These expenses will carry an effective interest rate of 10% per annum, accrued monthly on the unpaid balance only, until the entire principal and accrued interest is paid in full. Such interest shall be calculated from the beginning date at which the expenses were outstanding (i.e. the average monthly balance). However, any prior financing charges will be applied as credits against the interest owed.

- Regarding office space, TASER will make temporary office space available through the end of July, 2000. After that time, the company will plan to redistribute the use of space within our offices. Further, TASER will make partial secretarial support available for preparation of formal letters and contracts in conjunction with TASER sales for those territories assigned to Sherman as a part of this contract only.

Malcolm, I've truly enjoyed the past 6 years together. I've grown tremendously working with you. I wish you nothing but the best and hope you find more time over the coming months and years to take some well-deserved personal time.

Sincerely,                                 Understood and Agreed,


/s/ Rick W. Smith        5/26/2000        /s/ Malcolm W. Sherman       5/26/2000
-----------------        ---------        ----------------------       ---------
Rick W. Smith            date             Malcolm W. Sherman           date
President, TASER
International


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